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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-112259

Prospectus Supplement
(to Prospectus dated February 11, 2004)

585,000 shares

CRIIMI MAE INC.

10.875% Series B Cumulative Convertible Preferred Stock

        In this prospectus supplement we are offering 585,000 shares of our 10.875% Series B cumulative convertible preferred stock, par value $0.01 per share, at a price of $25.42 per share, for an aggregate purchase price of $14,870,700. The liquidation preference per share of our 10.875% Series B cumulative convertible preferred stock is $25.00.

        If authorized by our Board of Directors, we will pay quarterly cumulative dividends, in arrears, on our 10.875% Series B cumulative convertible preferred stock. These dividends will be cumulative from the date of original issuance and are payable quarterly on the last business day in March, June, September and December of each year in an amount equal to the sum of (i) $0.68 per share per quarter (equal to $2.72 per year) plus (ii) the product of (x) the excess over $3.00, if any, of the quarterly cash dividend declared or paid in respect of each share of our common stock, par value $.01 per share, for the applicable quarter, (y) a conversion ratio of 0.4797 and (z) one plus a conversion premium of 3%, subject to adjustment upon the occurrence of certain events. Because purchasers of our Series B preferred shares will not be holders of the Series B preferred shares on the record date for the dividend payable to holders of our Series B preferred shares on March 31, 2004, purchasers of our Series B preferred shares will not receive a dividend on that date. As of the date of this prospectus supplement, each share of our 10.875% Series B cumulative convertible preferred stock is convertible at the option of the holder at any time into a number of shares of our common stock determined by dividing the Series B preferred share liquidation value of $25.00 by an adjusted conversion price of $52.12 per share of common stock, subject to further adjustment upon the occurrence of certain events. We may not redeem shares of our 10.875% Series B cumulative convertible preferred stock prior to August 13, 2006, except as necessary to preserve our status as a real estate investment trust. On or after August 13, 2006, we may, at our option, redeem shares of our 10.875% Series B cumulative convertible preferred stock, in whole or in part on any quarterly dividend payment date, for $25.00 per share of our 10.875% Series B cumulative convertible preferred stock plus any accrued and unpaid dividends through the date of redemption. Shares of our 10.875% Series B cumulative convertible preferred stock have no stated maturity, are not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless we redeem them. Shares of our 10.875% Series B cumulative convertible preferred stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes.

        We expect to deliver 585,000 Shares of our 10.875% Series B cumulative convertible preferred stock offered by this prospectus supplement and the accompanying prospectus in a direct placement on or about March 23, 2004. We will pay certain expenses related to the offering. After paying our estimated expenses, we anticipate receiving approximately $14,810,700 in net proceeds from this offering.

        Shares of our 10.875% Series B cumulative convertible preferred stock are traded on the New York Stock Exchange under the symbol "CMM_PRB." On March 17, 2004, the last reported sale price for shares of our 10.875% Series B cumulative convertible preferred stock was $26.35.

        Investing in shares of our 10.875% Series B cumulative convertible preferred stock involves risks. See "Risk Factors" beginning on page S-5 and in the accompanying prospectus.

	Per Share	Total
Public Offering Price	$25.42	$14,870,700
Proceeds, before expenses, to us	$25.42	$14,870,700

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 19, 2004.

Table of Contents

Cautionary Statement Regarding Forward-Looking Statements
Prospectus Supplement Summary
Risk Factors
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends and Ratio of Earnings to Fixed Charges
Use of Proceeds
Shares Outstanding
Price Range of 10.875% Series B cumulative convertible preferred stock
Description of our 10.875% Series B cumulative convertible preferred stock
U.S. Federal Income Tax Considerations
Plan of Distribution
Annex A Purchase Agreement to be entered into between the Company and Neuberger Berman LLC
Annex B Purchase Agreement to be entered into between the Company and Pilot Advisors, L.P.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

        You should assume that the information appearing in and incorporated by reference in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of these documents. Our business, financial condition, results of operations, and prospects may have changed since these dates.

        The terms "we," "us," and "our" refer to CRIIMI MAE Inc. and its subsidiaries, unless the context otherwise requires.

i

Cautionary Statement Regarding Forward-Looking Statements

        This prospectus supplement contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, the introduction, success and timing of our business plans, initiatives and strategies; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets; terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, the real estate industry and CRIIMI MAE; the ability to attract and retain qualified personnel; risks associated with substantial indebtedness; impairments in the value of the collateral underlying our commercial mortgage-backed securities; legislative/regulatory changes; the availability and cost of capital; competition within the finance and real estate industries; and other risks detailed from time to time in our SEC reports. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus supplement. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform these statements to actual results.

ii

Prospectus Supplement Summary

        This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not include all of the information that you should consider before deciding to invest in our Series B preferred shares. We urge you to read this prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements.

CRIIMI MAE Inc.

        CRIIMI MAE Inc. (together with its consolidated subsidiaries, We or CRIIMI MAE) is a commercial mortgage company structured as a self-administered real estate investment trust (or REIT). We currently own, and manage, a significant portfolio of commercial mortgage-related assets. Historically, we have focused primarily on acquiring high-yielding, non-investment grade (rated below BBB- or unrated) commercial mortgage-backed securities (subordinated CMBS). We commenced operations in 1989, are incorporated in Maryland, and are not a government sponsored entity or in any way affiliated with the United States government or any United States government agency. Our common stock is traded on the New York Stock Exchange under the symbol "CMM".

        Our existing business consists of investments in our core assets (subordinated CMBS backed by pools of commercial mortgage loans on multifamily, retail, hotel, and other commercial real estate) and investments in non-core assets (direct and indirect investments in government-insured mortgage-backed securities and a limited number of other assets). We also are a trader in CMBS, residential mortgage-backed securities, agency debt securities and other fixed income securities. We intend to refinance the shorter-term, recourse debt related to our existing subordinated CMBS through a collateralized debt obligation (CDO), other refinancing transaction, or combination thereof, by mid-2004.

        During late 2003, we undertook a review of the current market for acquisition of subordinated CMBS in preparation for the expected resumption of such acquisition activities in 2004. Due to a variety of factors such as increased competition in the sector, less attractive investment yields and underwriting standards that are widely believed to be deteriorating due to the surplus of investment capital dedicated to the subordinated CMBS market, we now believe that it is more prudent for us to focus our 2004 investment activity in the "manufacturing" of subordinated CMBS investments rather than pursuing secondary-market acquisition opportunities as we have in the past. By "manufacturing" we mean directly originating, or purchasing at origination, commercial mortgage loans, and financing these loans via the periodic issuance of investment-grade rated CMBS. This strategy would continue our historical focus on higher-yielding tranches of CMBS, but would allow us to better control the risk inherent in such investments by involving the company in the transactions at inception (i.e. at the time the loans are originated).

        Our address is 11200 Rockville Pike, Rockville, Maryland 20852. Our Internet address is www.criimimaeinc.com. The information on our website is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our 10.875% Series B cumulative convertible preferred stock, which we sometimes refer to as the "Series B preferred shares," you should read carefully this entire prospectus supplement and the accompanying prospectus, as well as more detailed information in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, including our consolidated financial statements and the notes to our consolidated financial statements.

        The Series B preferred shares offered hereby are being sold by us. None of our shareholders is selling any shares in this offering.

Securities Offered	585,000 Series B preferred shares
Price per share	$25.42
Series B preferred shares expected to be outstanding after this offering	2,178,982 shares
Maturity	The Series B preferred shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.
Use of Proceeds
We expect to receive approximately $14,810,700 from this offering, after deducting the estimated offering expenses. We intend to use the net proceeds of this offering to pay the aggregate redemption price for certain shares of our preferred stock, including, but not limited to all outstanding shares of our Series G Redeemable Cumulative Dividend Preferred Stock.
Ranking
Our Series B preferred shares rank senior to our Series F redeemable cumulative dividend preferred stock, our Series G redeemable cumulative dividend preferred stock, our common stock and all other capital stock the terms of which specifically provide that such capital stock ranks junior to the Series B preferred shares; on a parity with all capital stock the terms of which specifically provide that such capital stock ranks on a parity with the Series B preferred shares; and (iii) junior to all capital stock the terms of which specifically provide that such capital stock ranks senior to our Series B preferred shares with respect to dividend rights and the distribution of assets upon our liquidation, dissolution or winding up.

Dividends
Purchasers will be entitled to receive cumulative cash dividends from the date of original issue (excluding such date), payable in arrears quarterly on the last business day in March, June, September and December of each year in an amount equal to the sum of (i) $0.68 per share per quarter (equal to $2.72 per year) plus (ii) the product of (x) the excess over $3.00, if any, of the quarterly cash dividend declared or paid in respect of each share of our common stock, par value $.01 per share, for the applicable quarter, (y) a conversion ratio of 0.4797 and (z) one plus a conversion premium of 3%, subject to adjustment upon the occurrence of certain events. Because purchasers of our Series B preferred shares will not be holders of the Series B preferred shares on the record date for the dividend payable to holders of our Series B preferred shares on March 31, 2004, purchasers of our Series B preferred shares will not receive a dividend on that date.
Liquidation Rights
If we liquidate, dissolve or wind up, holders of our Series B preferred shares will have the right to receive $25.00 per share, plus accrued and unpaid dividends to the date of payment, before any payment is made to holders of our common stock and any other shares of our capital stock ranking junior to the Series B preferred shares as to liquidation rights.
Optional Redemption
We may not redeem our Series B preferred shares prior to August 13, 2006, except as necessary to preserve our status as a real estate investment trust. On or after August 13, 2006, we may, at our option, redeem our Series B preferred shares, in whole or in part on any quarterly dividend payment date, for $25.00 per share plus any accrued and unpaid dividends through the date of redemption.
Voting Rights
Holders of our Series B preferred shares have limited voting rights generally described as the right to elect two additional directors if dividends on the Series B preferred shares are cumulatively in arrears for six or more quarterly periods (whether or not consecutive), the right to approve, by a vote of two-thirds of the outstanding Series B preferred shares, certain matters related to capital stock ranking prior to the Series B preferred shares and charter amendments which would materially and adversely affect the Series B preferred shares, and the right to approve, by a vote of a majority of the outstanding Series B preferred shares, certain matters related to capital stock ranking on a parity with the Series B preferred shares.
Conversion Rights
As of the date of this prospectus supplement, each Series B preferred share is convertible into a number of shares of common stock determined by dividing the Series B preferred share liquidation value of $25.00 by an adjusted conversion price of $52.12 per share of common stock, subject to further adjustment.

Ownership and Transfer Limits
The Series B preferred shares are subject to certain restrictions on ownership and transfer intended to assist us in maintaining our status as a real estate investment trust for United States federal income tax purposes.
Trading
Our Series B preferred shares are listed for trading on the New York Stock Exchange under the symbol "CMM_PRB." However, no assurance can be given that a market for the Series B preferred shares will be maintained.
Risk Factors
An investment in the Series B Preferred shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on page S-5 of this prospectus supplement and in the attached prospectus before making a decision to invest in the Series B preferred shares.

Risk Factors

        Investment in our Series B preferred shares involves various risks. In addition to the other information in this prospectus supplement, the accompanying prospectus and other documents that are incorporated by reference into this prospectus supplement, you should consider carefully the following risk factors before deciding to invest in our Series B preferred shares.

The market value of our Series B preferred shares could be substantially affected by various factors.

        As with other publicly traded securities, the trading price of our Series B preferred shares will depend on many factors, which may change from time to time, including:

  •
  prevailing interest rates, increases in which may have an adverse effect on the trading price of the Series B preferred shares

  •
  the market for similar securities issued by REITs;

  •
  general economic and financial market conditions;

  •
  the attractiveness of securities of REITs in comparison to other companies, taking into account, among other things, the higher tax rates imposed on dividends paid by REITs;

  •
  the market's perception of our growth potential and potential future cash dividends;

  •
  government action or regulation; and

  •
  our financial condition, performance, and prospects.

Our Series B preferred shares will be subordinate to our indebtedness, and our indebtedness could prevent us from fulfilling our obligations under our Series B preferred shares.

        At December 31, 2003, our total recourse indebtedness was approximately $350 million. We may also be able to borrow substantial additional secured or unsecured indebtedness in the future. The repayment of the principal and interest on our indebtedness may prevent us from being able to make dividend payments on the Series B preferred shares. In addition, in the event of bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, our indebtedness will rank senior to the Series B preferred shares, and the holders of any indebtedness will be entitled to satisfaction of any amounts owed them prior to payment of the liquidation preference of any capital stock, including the Series B preferred shares.

Dividends will not be paid unless authorized by our board of directors. Quarterly dividends on the Series B preferred shares will be paid only if authorized by our board of directors. The board of directors is not obligated or required to authorize quarterly dividends.

        Investors in our Series B preferred shares may experience losses, volatility and poor liquidity, and we may reduce or delay payment of our dividends in a variety of circumstances. Our earnings, cash flow, book value and dividends can be volatile and difficult to predict. Investors should not rely on predictions or management beliefs. We may cut our dividend payments in the future for a variety of reasons. We may not provide public warnings of such dividend reductions or payment delays prior to their occurrence. Fluctuations in our current and prospective earnings, cash flow and dividends, the market for similar securities, as well as many other factors such as perceptions, economic conditions, stock market conditions and the like, can affect the price of our Series B preferred shares. For example, higher market interest rates could cause the market price of our Series B preferred shares to decline. In addition, liquidity in the trading of our shares may be insufficient to allow investors to sell their shares in a timely manner or at a reasonable price.

Our Series B preferred shares have extremely limited voting rights.

        As a holder of Series B preferred shares you have extremely limited voting rights. Our common shares are the only class of shares carrying full voting rights. The Series B preferred shares' voting rights exist primarily with respect to material and adverse changes in the terms of the Series B preferred shares and the authorization of, creation of, increase in the authorized or issued amount of or reclassification of any authorized stock into additional classes or series of preferred shares that are senior to or on a parity with the Series B preferred shares, and if we do not pay dividends on the Series B preferred shares. In general, only common shareholders can elect or remove any of the directors. However, if we do not declare and pay full dividends for a total of six quarters, whether or not consecutive, the holders of the Series B preferred shares (voting as a single class) will acquire the right to elect two additional directors. The right of the holders of the Series B preferred shares to elect these additional directors will terminate when we pay the unpaid cumulative dividends on the Series B preferred shares, at which time the term of office of these directors will also expire and the size of the board of directors will be reduced by two directors. The right to elect two directors will be triggered again each time full dividends on any outstanding Series B preferred shares have not been paid for six or more quarterly periods (whether or not consecutive).

There is no fixed maturity date or required redemption of the Series B preferred shares. Holders of Series B preferred shares do not have the right to require us to redeem or repurchase their shares.

        Listing on the New York Stock Exchange does not guarantee a market for the Series B preferred shares. Although the Series B preferred shares will be listed on the New York Stock Exchange, we cannot assure you that an active or liquid trading market will be sustained or that it will provide you with a means to sell your shares. If an active trading market does not develop, the market price and liquidity of the Series B preferred shares may be adversely affected. Since the Series B preferred shares have no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. Even if an active public market does develop, we cannot guarantee you that the market price for the Series B preferred shares will equal or exceed the price you pay for the Series B preferred shares. The marketplace determines the trading prices for the Series B preferred shares and may be influenced by many factors, including our history of paying dividends on the Series B preferred shares, variations in our financial results, the market for similar securities, investors' perception of us and general economic, industry, interest rate and market conditions. Because the Series B preferred shares will carry a fixed dividend rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes.

Our issuance of additional capital stock, warrants or debt securities, whether or not convertible, may reduce the market price for our Series B preferred shares.

        We cannot predict the effect, if any, that future sales of our capital stock, warrants or debt securities, or the availability of our securities for future sale, will have on the market price of our shares, including our Series B preferred shares. Sales of substantial amounts of our common stock or preferred shares, warrants or debt securities in the public market or the perception that such sales might occur could reduce the market price of our Series B preferred shares and negatively affect the terms upon which we may obtain additional equity financing in the future. In addition, we may issue additional capital stock in the future to raise capital or as a result of the following:

  •
  The issuance and exercise of options to purchase our common stock. As of March 17, 2003, we had outstanding options to acquire approximately 893,047 shares of our common stock. In addition, we may in the future issue additional options or other securities convertible into or exercisable for our common stock under our 2001 Stock Incentive Plan, as amended, or other remuneration plans. We may also issue options or convertible securities to our employees in lieu of cash bonuses or to our directors in lieu of director's fees.

  •
  The issuance of debt securities exchangeable for our common stock.

  •
  The issuance and exercise of warrants to purchase our common stock. As of March 17, 2003, we had outstanding warrants to acquire approximately 336,835 shares of our common stock.

  •
  Lenders sometimes ask for warrants or other rights to acquire shares in connection with providing financing. We cannot assure you that our lenders will not request such rights.

Recent changes in taxation of corporate dividends may adversely affect the value of our Series B preferred shares.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders still generally will be subject to less combined federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the shares of a REIT than was the case prior to the enactment of the legislation. Individual investors could hold this view because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the shares of REITs in general or on the value of our Series B preferred shares in particular, either in terms of price or relative to other investments.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
and Ratio of Earnings To Fixed Charges

        The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends and our ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of Earnings to Combined Fixed Charges and
Preferred Share Dividends	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Fixed Charges	1.1	N/A	N/A	N/A	N/A

        For purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and income (loss) from equity investments plus fixed charges and distributed income of equity investees. Fixed charges consist of interest expense and preferred stock dividends of consolidated subsidiaries. For the years ended December 31, 2002, 2001, 2000 and 1999, earnings were insufficient to cover fixed charges by $43.2 million, $13.1 million, $147.4 million and $119.0 million, respectively. For years ended December 31, 2003, 2002, 2001, 2000 and 1999, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $1.5 million, $52.5 million, $21.2 million, $154.3 million and $124.9 million, respectively. A number of financial statement items affect these ratios, such as impairment on our subordinated CMBS, reorganization items and gain on extinguishment of debt. These items are discussed in our SEC reports.

Use of Proceeds

        We expect to receive approximately $14,810,700 million from this offering, after deducting the estimated offering expenses. We intend to use the net proceeds of this offering to pay the aggregate redemption price for certain shares of our preferred stock, including, but not limited to all outstanding shares of our Series G Redeemable Cumulative Dividend Preferred Stock.

Shares Outstanding

        As of March 17, 2004, we had 15,471,420 issued and outstanding shares of common stock, par value $0.01 per share, 893,047 options to purchase shares of common stock, 336,835 warrants to purchase shares of common stock, 1,593,982 issued and outstanding Series B Preferred Shares, 586,354 issued and outstanding shares of Series F Redeemable Cumulative Dividend Preferred Stock and 1,244,656 issued and outstanding shares of Series G Redeemable Cumulative Dividend Preferred Stock.

Price Range of 10.875% Series B cumulative convertible preferred stock

        Our Series B preferred shares are listed on the New York Stock Exchange under the symbol "CMM_PRB." The following table presents, for the periods indicated, the high and low closing sales prices of our Series B preferred shares as reported by the New York Stock Exchange, and the dividend per share declared for these periods.

	High	Low	Dividend
2002
1st Quarter	$14.89	$12.25	$-0-
2nd Quarter	$17.94	$13.60	$1.36	*
3rd Quarter	$17.75	$15.41	$-0-
4th Quarter	$21.10	$16.75	$-0-
2003
1st Quarter	$24.00	$22.00	$0.68
2nd Quarter	$27.64	$22.50	$2.72
3rd Quarter	$26.50	$25.72	$0.68
4th Quarter	$27.05	$26.05	$0.68
2004
1st Quarter (through March 17, 2004)	$27.15	$26.25	$0.68	**

*
paid in shares of our common stock

**
payable on March 31, 2004 to holders of record on March 19, 2004

        On March 17, 2004, the last reported sale price of our Series B preferred shares on the New York Stock Exchange was $26.35.

        Future dividends will be at the discretion of our Board of Directors and will depend on our cash flow, our financial position, our capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and any other factors that our Board of Directors deems relevant.

Description of our 10.875% Series B cumulative convertible preferred stock

        Our Board of Directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the Series B cumulative convertible preferred stock. The Series B preferred shares are listed on the New York Stock Exchange.

        Ranking.    The Series B preferred shares, with respect to dividend rights and the distribution of assets upon our liquidation, dissolution or winding up, rank (i) senior to our Series F redeemable cumulative dividend preferred stock, Series G redeemable cumulative dividend preferred stock, common stock and all other capital stock the terms of which specifically provide that such capital stock ranks junior to the Series B preferred shares; (ii) on a parity with all capital stock the terms of which specifically provide that such capital stock ranks on a parity with the Series B preferred shares; and (iii) junior to all capital stock the terms of which specifically provide that such capital stock ranks senior to the Series B preferred shares.

        Dividends.    Holders of Series B preferred shares are entitled to receive, when and as authorized by our board of directors, out of legally available assets, cumulative dividends payable quarterly in cash or common stock (or a combination thereof), at our option. If dividends are paid in cash, the cash dividend rate, as adjusted, is equal to the sum of (a) $0.68 per share per quarter plus (b) the product of the excess over $3.00, if any, of the quarterly cash dividend declared and paid with respect to each share of common stock times a conversion ratio of 0.4797 times one plus a conversion premium of 3%, subject to further adjustment upon the occurrence of certain events. Dividends on the Series B preferred shares cumulate from the date of original issuance and are payable quarterly on the last business day of each calendar quarter. Because purchasers of our Series B preferred shares will not be holders of the Series B preferred shares on the record date for the dividend payable to holders of our Series B preferred shares on March 31, 2004, purchasers of our Series B preferred shares will not receive a dividend on that date.

        Liquidation Preference    Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series B preferred shares are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid dividends to the date of liquidation, before any distribution of assets is made to holders of our common stock and any other shares of our capital stock ranking junior to the Series B preferred shares as to liquidation rights.

        Redemption.    Except in certain circumstances relating to the preservation of our status as a REIT for federal income tax purposes, the Series B preferred shares will not be redeemable prior to August 13, 2006. On or after August 13, 2006, we, at our option, upon giving of notice, may redeem the Series B preferred shares on any quarterly dividend payment date, in whole or in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption.

        Maturity.    The Series B preferred shares do not have a stated maturity and are not subject to any sinking fund or mandatory redemption provisions.

        Voting Rights.    Holders of Series B preferred shares have limited voting rights generally described as the right to elect two additional directors if dividends on the Series B preferred shares are cumulatively in arrears for six or more quarterly periods (whether or not consecutive), the right to approve, by a vote of two-thirds of the outstanding Series B preferred shares, certain matters related to capital stock ranking prior to the Series B preferred shares and charter amendments which would materially and adversely affect the Series B preferred shares, and the right to approve, by a vote of a majority of the outstanding Series B preferred shares, certain matters related to capital stock ranking on a parity with the Series B preferred shares.

        Conversion.    As of the date of this prospectus supplement, each Series B preferred share is convertible into a number of shares of common stock determined by dividing the Series B preferred share liquidation value of $25.00 by an adjusted conversion price of $52.12 per share of common stock, subject to further adjustment on the occurrence of certain events.

U.S. Federal Income Tax Considerations

        The following is a summary of the material federal income tax considerations that may be relevant to a prospective investor in shares or other securities of CRIIMI MAE. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to investors, such as financial institutions; insurance companies; broker-dealers; regulated investment companies; other REITs; holders who receive CRIIMI MAE stock through the exercise of employee stock options or otherwise as compensation; persons holding CRIIMI MAE stock or securities as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; and, except to the extent discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States, except to the extent described below, that are subject to special treatment under the U.S. federal income tax laws. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our securities.

        This discussion is based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service (or IRS), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

        THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CRIIMI MAE STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. BECAUSE YOUR INCOME TAX CONSIDERATIONS MAY VARY DEPENDING ON YOUR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OR OTHER DISPOSITION OF THE SHARES OR OTHER SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE OR OTHER DISPOSITION, AND OUR REIT ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRIIMI MAE

        We elected to be taxed as a REIT beginning with our tax year ended on December 31, 1989. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. In addition, Akin Gump Strauss Hauer & Feld LLP (or Akin Gump) has opined, based upon representations of fact given by us to them, that we were organized and are operating in conformity with the requirements for qualification as a REIT under the Internal Revenue Code as of the year ended December 31, 2002, and our current and proposed method of operation will enable us to continue to qualify as a REIT. In rendering its opinion, Akin Gump has not independently verified these facts or our status as a REIT for periods prior to 1998. The opinion, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, is expressed as of the date issued, and does not cover subsequent periods. Akin Gump will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions that we have or will remain so qualified as a REIT.

        Qualification and taxation as a REIT depends upon our ability to continuously meet the various REIT qualification tests, which include actual annual operating results, our asset mix, distribution levels and diversity of share ownership. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Akin Gump. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets we directly or indirectly own. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year have satisfied or will satisfy such requirements for qualification and taxation as a REIT.

TAXATION OF REITS IN GENERAL

        As a REIT, we generally are not subject to federal corporate income tax on our net income that is distributed currently to our shareholders. That treatment substantially eliminates the "double taxation", i.e., taxation at both the corporate and shareholder levels, that generally results from an investment in a corporation. Instead, such income is taxable only at the shareholder level to the extent distributed as dividends. Unfortunately, dividends paid by a REIT generally are not eligible for the reduced maximum federal income tax rate of 15% applicable to certain corporate dividends under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Act"). Instead, they generally are taxable as ordinary income, except to the extent qualifying as capital gains dividends or are derived from qualifying dividends from certain taxable corporations. See "Taxation of Taxable U.S. Shareholders."

        However, we will be subject to federal income tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  We may be subject to the "alternative minimum tax" on our undistributed items of tax preference, if any.

  •
  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

  •
  If we elect to treat property acquired in connection with a foreclosure of a mortgage loan (or certain leasehold terminations) as "foreclosure property", we may avoid that 100% tax but will be subject to tax at the highest corporate rate on (1) net income from the sale or other disposition of the foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property.

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, and nonetheless have maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect our profitability.

  •
  If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

  •
  If we acquire any asset from a C corporation, i.e., a corporation generally subject to full corporate-level tax, in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset, or any other asset, in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built-in-gain", i.e., the excess of the fair market value of such asset at the time of our acquisition over the adjusted basis in such asset at such time, such gain will be subject to tax at the highest regular corporate rate applicable, as provided in Treasury Regulations. The results described above with respect to the recognition of "built-in-gain" assume that we will not make an election pursuant to these Treasury Regulations to have such gain taxed currently if we were to make any such acquisition.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "—Recordkeeping Requirements."

  •
  A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  The portion of any "excess inclusion" income derived from an investment in residual interests in real estate mortgage investment conduits, or REMIC, will generally be subject to tax to the extent our stock is held by specified tax exempt organizations not subject to tax on unrelated business taxable income.

  •
  The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are C corporations.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION AS A REIT

        The Internal Revenue Code defines a REIT as a corporation, trust, or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the REIT sections of the Internal Revenue Code;

  (4)
  that is neither a financial institution under the Internal Revenue Code nor an insurance company to which subchapter L of the Internal Revenue Code applies;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals or certain tax exempt entities during the last half of each taxable year (the "5/50 Rule");

  (7)
  that makes an election to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

  (8)
  that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and Treasury Regulations promulgated thereunder; and

  (9)
  that meets the Internal Revenue Code's income and asset tests described below during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

        We must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

        We believe we have issued sufficient shares with sufficient diversity of ownership to allow us to satisfy requirements (5) and (6). In addition, our charter provides for restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (5) and (6) above. The provisions of our charter restricting the ownership and transfer of the shares are described in "Description of Capital Stock—Transfer Restrictions." These restrictions may not ensure that we will, in all cases, satisfy the share ownership requirements in (5) and (6) above. If we fail to satisfy those rules, our status as a REIT would terminate; provided that if we comply with the rules contained in the applicable Treasury Regulations that we determine the actual ownership of our shares and we do not know, or would not have known if we were to exercise reasonable diligence, that we failed to meet the test in (6), we would not be disqualified as a REIT.

  EFFECT OF SUBSIDIARY ENTITIES

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any partnership in which we hold an interest is treated as our assets and items of income for purposes of applying the REIT requirements described below; provided that to the extent the interest in the partnership is held by a taxable REIT subsidiary, as defined in "—Taxable Subsidiaries", such subsidiary's share of the assets and income of the partnership will not be considered part of our assets and income for purposes of the asset and gross income tests.

        Ownership of Shares in Other REITs.    If a REIT owns shares in another REIT (which is not a qualified REIT subsidiary), it includes in income its share of dividends from such other REIT in accordance with whether such distributions are designated by the distributing REIT as ordinary REIT dividends, capital gains dividends or returns of capital. A sale of the shares of such REIT generally will be treated as the sale of a capital asset.

        Qualified REIT Subsidiaries and Other Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a taxable REIT subsidiary as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two.

        Certain other entities that are wholly-owned by a REIT, primarily a single member limited liability company, may also be disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Both qualified REIT subsidiaries and other disregarded entities, therefore, will not be subject to federal corporate income taxation on their own, although they may be subject to state and local taxation.

        In the event that one of our disregarded subsidiaries ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another of our disregarded subsidiaries—the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests"

        Taxable Subsidiaries.    A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary ("TRS"). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow we generate with our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

        A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining its compliance with the REIT requirements, it is possible that such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude or limit it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income, such as management fees).

INCOME TESTS

        In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to our gross income must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property", interest on obligations secured by mortgages on real property, or qualified temporary investment income. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments, or from any combination of the foregoing.

  INTEREST INCOME

        Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

        To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

        Any amount includable in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

        In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage-backed securities, and mortgage loans will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower's profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

        We may acquire construction loans or mezzanine loans that have shared appreciation provisions. To the extent interest on a loan is based on the cash proceeds from the sale or value of real property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

        We may employ, to the extent consistent with the REIT provisions of the Code, forms of securitization of our assets under which a "sale" of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a "sale" securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. We may elect to conduct certain of our securitization activities, including such sales, through one or more taxable subsidiaries, or through qualified REIT subsidiaries, formed for such purpose. To the extent consistent with the REIT provisions of the Code, such entities could elect to be taxed as REMICs.

  HEDGING TRANSACTIONS

        From time to time, we have entered, and may continue to enter, into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transaction can take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we enter into an interest rate swap, cap agreement, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risks with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Internal Revenue Code. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. In certain cases, it may involve entering into the hedge through a TRS, which could result in the income (or loss) derived from such hedge being subject to (or reducing) tax in a taxable corporation, with the offsetting loss (or income) in the REIT.

  OTHER INCOME

        We may directly or indirectly receive distributions from a TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends we receive from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

        We anticipate that we may securitize all or a portion of any mortgage loans which we acquire, in which event we will likely retain certain of the subordinated and interest-only classes of mortgage-backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more REMICs established by us or, if a non-REMIC securitization is desired, through one or more qualified REIT subsidiaries, a REIT controlled by us, or taxable subsidiaries established by us. The securitization of the mortgage loans through either one or more REMICs or one or more qualified REIT subsidiaries, controlled REITs, or taxable subsidiaries should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. We could also securitize certain other assets we hold with similar consequences. Income realized by us from a securitization could, however, be subject to a 100% tax as a "prohibited transaction." See "—Tax on Prohibited Transactions."

        Income we may derive from an interest in a REMIC is generally treated as qualifying income for purposes of the REIT income tests. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a residual interest in a REMIC from which it derives excess inclusion income, the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular shareholder, the income (i) would not be allowed to be offset by any NOLs otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See "Taxation of Foreign Shareholders."

  CONSEQUENCES OF FAILING 75% OR 95% INCOME TEST

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. Even if those relief provisions apply, a 100% tax would be imposed on the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by a fraction intended to reflect our profitability. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

  FORECLOSURE PROPERTY

        Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property that (1) is acquired by us through foreclosure following a default on indebtedness owed to us that is secured by the property and (2) for which we make an election to treat the property as foreclosure property.

  TAX ON PROHIBITED TRANSACTIONS

        The net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

ASSET TESTS

        At the close of each quarter of each taxable year, we must also satisfy the following four tests relating to the nature of our assets:

  •
  at least 75% of the value of our total assets must be represented by cash or cash items (which generally include receivables and government securities), "real estate assets" (which generally includes interests in real property, interests in mortgages on real property, certain pass-through mortgage-backed certificates, REMIC regular interests, and shares of other REITs), or, in cases where we raise new capital through stock or publicly offered long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital;

  •
  not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class;

  •
  of the investments included in the 25% asset class, the value of any one issuer's securities we own may not exceed 5% of the value of our total assets; and we may not own more than 10% of the vote or value of any one corporate issuer's outstanding securities, except for our interests in another REIT, a TRS and any qualified REIT subsidiary, and certain "straight debt" securities; provided that under a transition rule, the limitation on owning more than 10% of the value of the outstanding securities of a corporation does not apply to securities held on July 12, 1999, provided the issuer of those securities does not engage in a substantial new line of business or acquire substantial new assets after that date and provided that we do not acquire additional securities in such issuer after that date; and

  •
  not more than 20% of the value of our assets may be represented by securities of one or more TRS.

        For purposes of the asset tests, we are deemed to own our proportionate share of the assets of a partnership, any qualified REIT subsidiary, and each noncorporate subsidiary, rather than our interests in those entities. Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for straight debt, or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt that is issued by another REIT may not so qualify.

        At least 75% of the value of our total assets have been and we expect will continue to be represented by real estate assets (primarily in the form of mortgages and mortgage-backed securities held directly or indirectly through subsidiary REITs or disregarded entities), cash and cash items, including receivables, and government securities. We expect that any mortgage backed securities, real property, and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of any REMIC in which we own an interest consists of "real estate assets." Mortgage loans, including distressed mortgage loans, construction loans, bridge loans, and mezzanine loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

        We anticipate that we may securitize all or a portion of any mortgage loans which we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage backed securities which may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more REMICs established by us or, if a non- REMIC securitization is desired, through one or more qualified REIT subsidiaries of CRIIMI MAE or of a REIT subsidiary controlled by CRIIMI MAE or taxable subsidiaries established by us. The securitization of the mortgage loans through either (x) one or more REMICs, (y) one or more qualified REIT subsidiaries owned by either us or a REIT controlled by us, or (z) taxable subsidiaries, should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. We could also securitize certain other assets we hold with similar consequences. Income realized by us from a securitization could, however, be subject to a 100% tax as a "prohibited transaction". See "—Tax on Prohibited Transactions."

        If we should fail to satisfy the asset tests at any end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence is not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

ANNUAL DISTRIBUTION REQUIREMENTS

        In order to qualify as a REIT, we are required to distribute each taxable year dividends, other than capital gain dividends and retained capital gains, to our shareholders in an aggregate amount at least equal to the sum of:

  •
  90% of our "REIT taxable income", computed without regard to the dividends paid deduction and excluding our net capital gain, and

  •
  90% of the net income, after tax, if any, from foreclosure property, minus

  •
  the sum of specified items of noncash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the IRS regular dividend payment date after such declaration. In determining our REIT taxable income and the distribution requirement, we are permitted to reduce our taxable income by NOL carryovers. Shareholders may not include in their individual income tax returns any of our NOLs or capital losses. Instead, we may carry over such losses for potential offset against our future REIT taxable income, thereby giving us greater flexibility to utilize our cash flow to repay our debt or reinvest it in eligible assets rather than being required to make current distributions to satisfy the REIT distribution tests.

        To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirement. We may elect to retain and pay income tax on our long-term capital gains. Any such retained amount will be treated as having been distributed by us for purposes of the 4% excise tax described above.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of property that exceeds our allocable share of cash attributable to that sale. Therefore, we may have less cash than is necessary to meet our annual 90% distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we may find it necessary to arrange for short-term, or possibly long-term, borrowings; to raise funds through the issuance of preferred shares or common shares; or, as we have done in the past, to pay the dividend in the form of taxable in kind distributions of property (such as preferred stock).

        We may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest and possibly a penalty based upon the amount of any deduction taken for deficiency dividends.

  IMPACT OF NOLS

        For tax purposes we have elected to be classified as a trader in securities. We trade in both short and longer duration fixed income securities, including CMBS, residential mortgage-backed securities and agency debt securities (such securities traded and all other securities of the type described constituting the "Trading Assets" to the extent owned by us or any qualified REIT subsidiary, meaning generally any wholly owned subsidiary that is not a taxable REIT subsidiary). Such Trading Assets are classified as Other MBS on our balance sheet.

        As a result of our election in 2000 to be taxed as a trader, we recognized a mark-to-market tax loss on our Trading Assets on January 1, 2000 of approximately $478 million (the "January 2000 Loss"). Such loss was recognized evenly for tax purposes over the four years ended in 2003. Such loss was ordinary, which allowed us to offset our ordinary income.

        We generated NOLs for tax purposes of approximately $84.0 million during the year ended December 31, 2003. As such, our taxable income was reduced to zero and, accordingly, our REIT distribution requirement was eliminated for 2003. As of December 31, 2003, our accumulated and unused NOLs were $307.8 million. Any accumulated and unused NOLs, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized. Accumulated and unused NOLs cannot be carried back because we are a REIT.

        There can be no assurance that our position with respect to our election as a trader in securities will not be challenged by the IRS and, if challenged, will be defended successfully by us. As such, there is a risk that the January 2000 Loss will be limited or disallowed, resulting in higher tax basis income and a corresponding increase in REIT distribution requirements. It is possible that the amount of any under-distribution for a taxable year could be corrected with a "deficiency dividend" as defined in Section 860 of the Internal Revenue Code, however, interest may also be due to the IRS on the amount of this under-distribution.

        If we are required to make taxable income distributions to our shareholders to satisfy required REIT distributions, all or a substantial portion of these distributions, if any, may be in the form of non-cash dividends. There can be no assurance that such non-cash dividends would satisfy the REIT distribution requirements and, as such, we could lose our REIT status or may not be able to satisfy some or all of our contractual obligations.

        Our future use of NOLs for tax purposes could be substantially limited in the event of an "ownership change" as defined under Section 382 of the Internal Revenue Code. As a result of these limitations imposed by Section 382 of the Internal Revenue Code, in the event of an ownership change, our ability to use our NOLs in future years may be limited and, to the extent the NOLs cannot be fully utilized under these limitations within the carryforward periods, the NOLs would expire unutilized. Accordingly, after any ownership change, our ability to use our NOLs to reduce or offset taxable income would be substantially limited or not available under Section 382. In general, a company reaches the "ownership change" threshold if the "5% shareholders" increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points. The ownership interest is measured in terms of total market value of our capital stock. If an "ownership change" occurs under Section 382 of the Internal Revenue Code, our prospective use of our accumulated and unused NOLs and the remaining January 2000 Loss will be limited.

        We are not aware of any acquisition of shares of our capital stock that has created an "ownership change" under Section 382. We have adopted a shareholder rights plan and amended our charter to minimize the chance of an ownership change within the meaning of Section 382 of the Internal Revenue Code; however there can be no assurance that an ownership change will not occur.

RECORDKEEPING REQUIREMENTS

        Pursuant to applicable Treasury Regulations, we must maintain records and request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. A failure to comply with such rules can result in a penalty of $25,000 – 50,000.

FAILURE TO QUALIFY

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, although any available NOLs will remain available to offset such income until fully utilized. Distributions to our shareholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends; corporate distributees may be eligible for the dividends received deduction and individuals may be eligible for special reduced rates of taxation on corporate dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

        As long as we qualify as a REIT, distributions not designated as capital gain dividends or retained capital gains made to our taxable U.S. shareholders out of current or accumulated earnings and profits will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for either (i) the dividends received deduction generally available to corporations, or (ii) be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable corporations pursuant to the 2003 Act; provided that individual shareholders are taxed at such preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (x) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (y) dividends received by the REIT from taxable corporations or (z) income from sales of appreciated property acquired from C corporations in carryover basis transactions.

        By "U.S. shareholder," we mean a holder of shares that for U.S. federal income tax purposes is:

  •
  a citizen or resident of the United States,

  •
  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

  •
  an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

  •
  any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's shares, such distributions will be included in income as gains from the sale or exchange of a capital asset, assuming the shares are capital assets in the hands of the shareholder. In addition, any distribution we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year.

        Shareholders may not include in their individual income tax returns any of our NOLs or capital losses. Instead, we will carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses", such as losses from limited partnerships that engage in passive activities in which a shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. To the extent that distributed excess inclusion income from a REMIC is allocable to a particular shareholder, such income would not be allowed to be offset by any NOLs otherwise available to the shareholder.

CAPITAL GAIN DISTRIBUTIONS

        Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the shareholder has held his shares. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

RETENTION OF NET CAPITAL GAINS

        We may elect to retain and pay income tax on our net long-term capital gains. In that case, our shareholders would include in income their proportionate share of our undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by us.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE SHARES

        In general, any gain or loss realized upon a taxable disposition of the shares by a shareholder who is not a dealer in securities will be treated as capital gain or loss if the shares have been held as a capital asset. Such gain or loss will generally constitute long-term capital gain or loss if the shares have been held by an individual for more than twelve months. However, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares may be disallowed if other shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

        The highest marginal individual U.S. federal income tax rate currently is 35% (through 2010). The maximum tax rate on net capital gains applicable to noncorporate taxpayers is generally 15% (through 2008) for sales and exchanges of assets held for more than one year. Otherwise, such a gain will generally be taxed at the holder's regular marginal tax rate. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by us as capital gain dividends and any retained capital gains that we are deemed to distribute, we may designate, subject to limits, whether such a distribution is taxable to its noncorporate shareholders at a 15% or 25% tax rate. Thus, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. Although a corporate taxpayer generally can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years, certain corporations (including REITs) are not permitted to carry back capital losses.

TAXABLE REIT SUBSIDIARIES

        A TRS, which is corporation, other than a REIT, in which a REIT directly or indirectly owns stock and that has made a joint election with the REIT, may perform services that might otherwise be taxable if provided directly by a REIT. A TRS is subject to taxation and the amount of debt and rental payments between the REIT and the TRS is limited.

        CRIIMI MAE formed CMSLP Management Company, Inc. and CMSLP Holding Company, Inc., each of which has elected to be a TRS and to provide services to our servicing subsidiary, CMSLP.

        The fair market value of all TRS securities cannot exceed 20% of the REIT's fair market value.

TAXABLE MORTGAGE POOLS

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise substantially all of its assets, and therefore the entity would not be treated as a TMP.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT (e.g., a qualified REIT subsidiary), that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT. To the extent provided in Treasury Regulations, the Internal Revenue Code provides that the portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated in the same manner as excess inclusion income from a REMIC. If it were to be so treated, the REIT's excess inclusion income would be allocated among its shareholders, each of whom (i) would not be allowed to be offset by any NOLs otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. Moreover, to the extent that any such excess inclusion income were to be allocated to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). Since the Treasury Department has not yet exercised its authority to issue regulations to govern the treatment of shareholders in the manner described above, it is unclear whether or how excess inclusion income would be allocated to our shareholders, or how it would be allocated among shares of different classes of stock. Tax-exempt investors, foreign investors and taxpayers with NOLs should carefully consider the tax consequences described above and are urged to consult their tax advisors.

        If a subsidiary partnership, a trust or other pass-through entity not wholly owned by us—either directly or through one or more disregarded entities—were a TMP and did not also qualify as a REIT, the foregoing rules would not apply. Rather, such subsidiary entity that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we may have an interest to ensure that they will not adversely affect our status as a REIT.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

        We report and will continue to report to our U.S. investors and to the IRS the amount of distributions or interest paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% (subject to reduction in future years) with respect to distributions paid unless such holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. An investor who does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the taxpayer's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to shareholders who fail to certify their nonforeign status to us.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to tax-exempt entities generally should not constitute unrelated business taxable income. However, if a tax-exempt entity finances its acquisition of the shares with debt, a portion of its income from us will constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs section 501(c) (7), (9), (17), and (20), respectively, of the Internal Revenue Code are subject to different unrelated business taxable income rules, which generally could require them to characterize a portion of distributions from us as unrelated business taxable income.

        In addition, a pension trust that owns more than 10% of our shares may be required to treat a percentage of the dividends from us as unrelated business taxable income. That percentage is the gross income derived by us from an unrelated trade or business, determined as if we were a pension trust, divided by our gross income for the year in which the dividends are paid. The unrelated business taxable income rule applies to a pension trust holding more than 10% of our stock only if (1) the unrelated business taxable income percentage is at least 5%, (2) we qualify as a REIT by reason of the modification of the 5/50Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (3) we are a "pension-held" REIT, that is, either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts each individually owning more than 10% of the value of our shares and collectively owning more than 50% of the value of our shares. As a result of the limitations in the transfer and ownership of our shares contained in our charter, we do not expect to be classified as a "pension-held REIT".

        Finally, to the extent that distributed excess inclusion income from a REMIC is allocable to a particular tax-exempt shareholder, the income would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and will result in the application of taxation of the REIT to the extent that a tax-exempt organization may not be subject to tax on unrelated business taxable income.

TAXATION OF FOREIGN SHAREHOLDERS

        The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively referred to as foreign shareholders) are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE FOREIGN INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO SUCH INVESTMENT, INCLUDING ANY REPORTING REQUIREMENTS.

  GENERAL RULES APPLICABLE TO FOREIGN SHAREHOLDERS

        Distributions to foreign shareholders that are not attributable to gain from our sales or exchanges of U.S. real property interests and that we do not designate as capital gains dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the foreign shareholder's conduct of a U.S. trade or business, the foreign shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions, and also may be subject to the 30% branch profits tax in the case of a foreign shareholder that is a non-U.S. corporation. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a foreign shareholder unless a lower treaty rate applies and any required form (such as W-8BEN) evidencing eligibility for that reduced rate is filed with us or the foreign shareholder files with us the required form (such as W-8ECI) claiming that the distribution is effectively connected income.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a foreign shareholder's shares, such distributions will give rise to tax liability if the foreign shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. Amounts so withheld, however, are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        To the extent that distributed excess inclusion income from a REMIC is allocable to a particular shareholder, the income would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

        We are required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

  TAXATION OF FOREIGN SHAREHOLDERS ON CAPITAL GAIN DISTRIBUTIONS AND DISPOSITIONS OF SHARES

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a foreign shareholder as if such gain were effectively connected with a U.S. business. Foreign shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that may be designated by us as a capital gains dividend to the extent attributable to gain on the disposition of a U.S. real property interest. However, gain on loans (which do not share in income or appreciation on the underlying property) is not subject to this withholding provision. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

        Gain recognized by a foreign shareholder upon a sale of his shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. However, since our shares are publicly traded, no assurance can be given that we are or will continue to be a "domestically controlled REIT." In addition, a foreign shareholder that owned, actually or constructively, 5% or less of the common shares or preferred shares at all times during a specified testing period will not be subject to tax under FIRPTA if the common shares or preferred shares, as applicable, are "regularly traded" on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a foreign shareholder if (1) investment in the shares is effectively connected with the foreign shareholder's U.S. trade or business, in which case the foreign shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the foreign shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the shares were to be subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

        Gain not subject to FIRPTA will be taxable to a foreign shareholder if (i) the foreign shareholder's investment in the stock is effectively connected with a U.S. trade or business, in which case the foreign shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the foreign shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the foreign shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of foreign corporations). A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

WITHHOLDING TAX AND INFORMATION REPORTING ON DISPOSAL OF REIT STOCK

        The payment of proceeds from the disposition of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a foreign shareholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a U.S. shareholder.

        The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

        In the case of proceeds from a disposition of common stock paid to or through a non-U.S. office of a broker that is:

  •
  a U.S. person;

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  a "controlled foreign corporation" for U.S. federal income tax purposes; or

  •
  a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade business;

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a foreign shareholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

        The sale of common stock outside of the U.S. through a non-U.S. broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

  •
  one or more of its partners are United States persons, as defined for U.S. federal income tax purposes, who in the aggregate hold more than 50% of the income or capital in the partnership; or

  •
  the foreign partnership is engaged in a U.S. trade or business.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a foreign shareholder can be refunded or credited against the foreign shareholder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

        EACH PROSPECTIVE SHAREHOLDER SHOULD CONSULT THAT HOLDER'S OWN TAX ADVISER WITH RESPECT TO THE INFORMATION AND BACKUP WITHHOLDING REQUIREMENTS.

POSSIBLE LEGISLATION OR OTHER ACTION AFFECTING TAX CONSEQUENCES

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot predict whether, when, in what forms, or with what effective dates, the tax laws applicable to us or an investment in us might be changed.

STATE, LOCAL AND FOREIGN TAXATION

        We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our shareholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our shares.

Plan of Distribution

        Subject to the terms and conditions of a purchase agreement expected to be dated March 19, 2004, we expect Neuberger Berman LLC will agree to purchase 508,950, and we will agree to sell, 508,950 Series B preferred shares at a price of $25.42 per share. Subject to the terms and conditions of a purchase agreement expected to be dated March 19, 2004, we expect Pilot Advisors, L.P. will agree to purchase 76,050, and we will agree to sell, 76,050 Series B preferred shares at a price of $25.42 per share.

        We have not engaged a placement agent or underwriter in connection with this offering.

        After paying estimated expenses of the offering, we anticipate receiving approximately $14,810,700 in net proceeds from this offering.

Purchase Agreements

        The purchase agreements to be entered into with Neuberger Berman LLC and Pilot Advisors, L.P. are substantially similar and are attached as Annex A and Annex B, respectively, to this prospectus supplement.

        Each of the purchasers made a number of customary representations and warranties relating to, among other things:

  •
  organization;

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  registration as an investment adviser;

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  status as a fiduciary;

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  the purchase of the Series B preferred shares on behalf of investment advisory accounts and not as an underwriter;

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  the absence of compensation in connection with the purchase of the Series B preferred shares other than advisory fees;

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  no relationship with us;

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  receipt of the prospectus and the prospectus supplement;

  •
  authorization and binding nature of the purchase agreement;

  •
  conflicts with organizational documents, laws or investment policies; and

  •
  governmental or third party authorizations.

        We made a number of customary representations and warranties relating to, among other things:

  •
  effectiveness of the registration statement;

  •
  legal proceedings and orders;

  •
  delivery of the prospectus and the prospectus supplement;

  •
  compliance with securities laws;

  •
  authorization and issuance of the Series B preferred shares;

  •
  corporate organization;

  •
  authorization and binding nature of the purchase agreement;

  •
  conflicts with organizational documents, laws or material contracts; and

  •
  governmental or third party authorizations.

        The obligations of each purchaser to purchase, and us to sell, the Series B preferred shares are subject to the satisfaction or waiver of the following conditions:

  •
  listing of the Series B preferred shares on the New York Stock Exchange;

  •
  the absence of any order suspending the effectiveness of the registration statement or any proceeding with respect to the Series B preferred shares or the registration statement;

  •
  the absence of federal or state law violations; and

  •
  certification by the other party regarding its representations and warranties.

        The obligation of each purchaser to purchase the Series B preferred shares is also subject to our filing of the prospectus supplement.

        We are required to use commercially reasonable efforts to satisfy each of the conditions set forth above. Each purchaser is required to use commercially reasonable efforts in certifying as to its representations and warranties.

        Each purchase agreement may be terminated if the conditions have not been satisfied or waived by 5:00 p.m. on March 31, 2004.

        In the purchase agreement with Neuberger Berman LLC, we agreed to pay up to $10,000 of the purchaser's legal fees arising in connection with the negotiation, preparation, execution and delivery of the purchase agreement.

Annex A

PURCHASE AGREEMENT

        A.    This PURCHASE AGREEMENT (the "Agreement"), dated March 19, 2004, is made and entered into by and among CRIIMI MAE Inc., a Maryland corporation (the "Corporation"), and Neuberger Berman LLC, a Delaware limited liability company (the "Adviser"), on behalf of the Accounts (as hereinafter defined).

RECITALS

        A.    The Corporation desires, upon the terms and subject to the conditions contained herein, to issue and sell to the Adviser, on behalf of certain investment advisory accounts that the Adviser advises (each, an "Account" and collectively, the "Accounts"), 508,950 shares of the Corporation's Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Offered Shares").

        B.    The Adviser (on behalf of the Accounts) desires to purchase the Offered Shares on the terms and subject to the conditions set forth in this Agreement.

        C.    Such purchase and sale will be made pursuant to a registration statement on Form S-3 (File No. 333-112259) (the "Registration Statement"), including the base prospectus included therein (the "Base Prospectus") and the prospectus supplement dated the date hereof relating to the Offered Shares, which prospectus supplement and Base Prospectus are referred to herein collectively as the "Prospectus."

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

        1.    Issuance and Sale of the Offered Shares.    Subject to the terms and conditions set forth herein and in reliance upon the respective representations and warranties of the parties set forth herein, the Corporation hereby agrees to issue and sell to the Adviser (on behalf of the Accounts), and the Adviser (on behalf of the Accounts) hereby agrees to purchase from the Corporation, the Offered Shares for $25.42 per Offered Share ($12,937,509.00 in aggregate, referred to herein as the "Purchase Price").

        2.    Delivery of the Offered Shares at the Closing.    Subject to the terms and conditions contained herein, the closing of the purchase and sale of the Offered Shares to be acquired by the Adviser (on behalf of the Accounts) from the Corporation under this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 9:00 A.M. (New York time) on March 23, 2004 or at such other time and date (the "Closing Date") agreed upon by the Corporation and the Adviser. At the Closing, the Corporation shall deliver to the Adviser (on behalf of the Accounts) the Offered Shares by notation on the registry of the Corporation's transfer agent against the wire transfer by the Adviser on the Closing Date of the Purchase Price to the Corporation's account.

        3.    Adviser Representations and Warranties.    The Adviser represents and warrants to the Corporation that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date.

          3.1    The Adviser and, to the knowledge of the Adviser, each holder of an Account, who is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Adviser is registered as an investment adviser under the Investment Advisors Act of 1940, as amended, with assets under management of not less than $1,000,000.

          3.2    The Adviser: (a) acts as a fiduciary and has been granted investment control over each Account and, pursuant to such investment control, is authorized to effect the purchase of the Offered Shares as contemplated hereby; (b) is purchasing the Offered Shares on behalf of the

  Accounts in the ordinary course of its business as a registered investment adviser; (c) is not an underwriter (as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act")) of the Offered Shares; (d) has not received, directly or indirectly, any commission or other remuneration in connection with the offer, purchase or sale of the Offered Shares; and (e) has not received, directly or indirectly, any compensation in connection with the transaction contemplated by this Agreement other than the advisory fees payable pursuant to the investment advisory agreements entered into between Adviser and each Account in the ordinary course of the Adviser's business as a registered investment adviser.

          3.3    None of (a) the Adviser and its affiliates (as defined under the Securities Exchange Act of 1934, as amended) (each an "Affiliate" and collectively, the "Affiliates"), (b) to the knowledge of the Adviser, any Account and its Affiliates, or (c) to the knowledge of the Adviser, the Adviser and its Affiliates and the Accounts and their respective Affiliates considered as a whole, is: (i) a "Related Party" (as such term is defined in Rule 312.03(b) of the Rules of the New York Stock Exchange, Inc. (the "NYSE")) of the Corporation; (ii) a subsidiary, affiliate or other closely related person of a Related Party of the Corporation; (iii) a holder of an interest equal to or more than either five percent of the number of shares of issued and outstanding (calculated in accordance with Rule 312.04(c) of the NYSE) common stock of the Corporation or five percent of the "Voting Power Outstanding" (as such term is defined in Rule 312.04(e) of the Rules of the NYSE) of the Corporation; or (iv) a company or entity in which a Related Party of the Corporation has a substantial direct or indirect interest (as such terms are used in Rule 312.03(b)(3) of the Rules of the NYSE).

          3.4    Contemporaneous with or prior to receiving this Agreement, the Adviser received the Base Prospectus and prior to executing and delivering this Agreement, the Adviser received the Prospectus. Other than the Prospectus, neither the Adviser, any of its Affiliates nor to the knowledge of the Adviser, the Accounts or their respective Affiliates has received any other prospectus or written offering material relating to the Offered Shares, whether from the Corporation or any underwriter or placement agent.

          3.5    The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Adviser of this Agreement have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Adviser and constitutes the legal, valid and binding obligation of the Adviser and the Accounts, enforceable against it and them in accordance with its terms.

          3.6    The execution, delivery and performance of this Agreement do not and will not (with or without the passage of time or the giving of notice): (a) violate or conflict with the organizational documents of the Adviser or, to the knowledge of the Adviser, any Account; (b) violate or conflict with any law binding upon the Adviser or, to the knowledge of the Adviser, any Account; (c) violate or conflict with the investment policies of any Account agreed upon by the holder of such Account and the Adviser; or (d) require any consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party to be obtained or made by the Adviser or, to the knowledge of the Adviser, any Account.

        4.    Corporation's Representations and Warranties.    The Corporation represents and warrants to the Adviser that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date.

          4.1    The Registration Statement has been declared effective by the Securities and Exchange Commission (the "SEC").

          4.2    To the Corporation's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the SEC.

          4.3    The Corporation has delivered the Prospectus to the Adviser. Other than the Prospectus, the Corporation has not delivered to the Adviser or any of its Affiliates any other prospectus or written offering material relating to the Offered Shares, whether directly or through any underwriter or placement agent.

          4.4    The Registration Statement, in the form in which it became or becomes effective and also in such form as it may be when any post-effective amendment thereto shall become effective and the Prospectus and any amendment or supplement thereto, when filed with the SEC, complied or will comply in all material respects with the provisions of the Securities Act and the rules promulgated thereunder.

          4.5    The Offered Shares are duly authorized for issuance and, upon payment of the Purchase Price as contemplated by this Agreement, will be validly issued and fully paid and non-assessable.

          4.6    The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          4.7    The Corporation has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Corporation of this Agreement have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms.

          4.8    The execution, delivery and performance of this Agreement do not and will not (with or without the passage of time or the giving of notice): (a) violate or conflict with the articles of incorporation or bylaws of the Corporation; (b) violate or conflict with any law binding upon the Corporation; (c) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Corporation is a party, or by which it or any of its assets are otherwise bound; (d) result in the creation of any encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract to which the Corporation is a party or by which its assets are otherwise bound; or (e) require any consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party, except for the filing of the Registration Statement and the Prospectus with the SEC.

        5.    Conditions to Adviser's Obligations.    The obligations of the Adviser (on behalf of the Accounts) are subject to the satisfaction or waiver of the following conditions:

          5.1    Receipt by the Corporation of notice from the NYSE that the Offered Shares have been duly listed on such exchange, subject to notice of issuance;

          5.2    No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding, investigation or other inquiry with respect to the Offered Shares or the Registration Statement has been initiated or threatened by the SEC;

          5.3    The Adviser has received an officer's certificate from the Corporation dated as of the Closing Date stating that, as of the Closing Date, (a) the representations and warranties set forth in Section 4 are true and correct in all material respects as of the Closing Date;

          5.4    The issuance and sale of the Offered Shares as contemplated hereby does not violate any federal or state law, rule or regulation; and

          5.5    The Corporation has filed the Prospectus with the SEC under Rule 424(b) promulgated under the Securities Act.

        6.    Conditions to Corporation's Obligations.    The obligations of the Corporation are subject to the satisfaction or waiver of the following conditions:

          6.1    Receipt by the Corporation of notice from the NYSE that the Offered Shares have been duly listed on such exchange, subject to notice of issuance;

          6.2    No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding, investigation or other inquiry with respect to the Offered Shares or the Registration Statement has been initiated or threatened by the SEC;

          6.3    The issuance and sale of the Offered Shares as contemplated hereby does not violate any federal or state law, rule or regulation; and

          6.4    The Corporation has received an officer's certificate from the Adviser dated as of the Closing Date stating that the representations and warranties set forth in Section 3 are true and correct in all material respects as of the Closing Date.

        7.    Corporation Covenant    The Corporation will use commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 5.

        8.    Adviser Covenant.    The Adviser will use commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 6.4.

        9.    Termination.    Either party hereto may terminate this Agreement if the conditions set forth in Sections 5 and 6 are not satisfied or waived by 5:00 P.M. New York time on March 31, 2004 (or such later date and/or time agreed upon by the Corporation and the Adviser). Upon any such termination, the provisions of this Agreement (other than this Section 9) shall be of no further force or effect and neither the Corporation, the Adviser nor any of the Accounts shall have any rights or obligations under this Agreement (except as provided in this Section 9).

        10.    Expenses.    Each party hereto shall bear its own expenses in connection with this Agreement; provided, however, that, at the Closing, the Corporation shall pay the reasonable fees and expenses of Willkie Farr & Gallagher LLP, counsel to the Adviser, not to exceed $10,000, arising in connection with the negotiation, preparation, execution and delivery of this Agreement and the effectuation of the Closing.

        11.    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

      if to the Corporation, to:

      CRIIMI MAE Inc.
      11200 Rockville Pike
      Rockville, MD 20852
      Attention: Chief Financial Officer

    with a copy (which shall not constitute notice) to:

      Venable LLP
      Two Hopkins Plaza—Suite 1800
      Baltimore, MD 21201-2978
      Attention: Thomas D. Washburne, Jr., Esq.

    or to such other person at such other place as the Corporation shall designate to the Adviser in writing; and

      if to the Adviser:

      Neuberger Berman LLC
      605 Third Avenue
      New York, NY 10158
      Attention: Samantha Rick

    with a copy (which shall not constitute notice) to:

      Willkie Farr & Gallagher LLP
      787 Seventh Avenue
      New York, NY 10019
      Attention: David K. Boston, Esq.

    or to such other person at such other place as the Adviser shall designate to the Corporation in writing.

        12.    Other Matters.    This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Corporation and the Adviser. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to the laws relating to conflicts of laws of such state) and the federal laws of the United States of America. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the parties parties.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CRIIMI MAE Inc.
By:
Name:
Title:
NEUBERGER BERMAN LLC
By:
Name:
Title:

Annex B

PURCHASE AGREEMENT

        A.    This PURCHASE AGREEMENT (the "Agreement"), dated March 19, 2004, is made and entered into by and among CRIIMI MAE Inc., a Maryland corporation (the "Corporation"), and Pilot Advisors, L.P., a Delaware limited partnership (the "Adviser"), on behalf of the Accounts (as hereinafter defined).

RECITALS

        A.    The Corporation desires, upon the terms and subject to the conditions contained herein, to issue and sell to the Adviser, on behalf of certain investment advisory accounts that the Adviser advises (each, an "Account" and collectively, the "Accounts"), 76,050 shares of the Corporation's Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Offered Shares").

        B.    The Adviser (on behalf of the Accounts) desires to purchase the Offered Shares on the terms and subject to the conditions set forth in this Agreement.

        C.    Such purchase and sale will be made pursuant to a registration statement on Form S-3 (File No. 333-112259) (the "Registration Statement"), including the base prospectus included therein (the "Base Prospectus") and the prospectus supplement dated the date hereof relating to the Offered Shares, which prospectus supplement and Base Prospectus are referred to herein collectively as the "Prospectus."

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

        1.    Issuance and Sale of the Offered Shares.    Subject to the terms and conditions set forth herein and in reliance upon the respective representations and warranties of the parties set forth herein, the Corporation hereby agrees to issue and sell to the Adviser (on behalf of the Accounts), and the Adviser (on behalf of the Accounts) hereby agrees to purchase from the Corporation, the Offered Shares for $25.42 per Offered Share ($1,933,191.00 in aggregate, referred to herein as the "Purchase Price").

        2.    Delivery of the Offered Shares at the Closing.    Subject to the terms and conditions contained herein, the closing of the purchase and sale of the Offered Shares to be acquired by the Adviser (on behalf of the Accounts) from the Corporation under this Agreement (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 9:00 A.M. (New York time) on March 23, 2004 or at such other time and date (the "Closing Date") agreed upon by the Corporation and the Adviser. At the Closing, the Corporation shall deliver to the Adviser (on behalf of the Accounts) the Offered Shares by notation on the registry of the Corporation's transfer agent against the wire transfer by the Adviser on the Closing Date of the Purchase Price to the Corporation's account.

        3.    Adviser Representations and Warranties.    The Adviser represents and warrants to the Corporation that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date.

          3.1    The Adviser and, to the knowledge of the Adviser, each holder of an Account, who is not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Adviser is registered as an investment adviser under the Investment Advisors Act of 1940, as amended, with assets under management of not less than $1,000,000.

          3.2    The Adviser: (a) acts as a fiduciary and has been granted investment control over each Account and, pursuant to such investment control, is authorized to effect the purchase of the Offered Shares as contemplated hereby; (b) is purchasing the Offered Shares on behalf of the

  Accounts in the ordinary course of its business as a registered investment adviser; (c) is not an underwriter (as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act")) of the Offered Shares; (d) has not received, directly or indirectly, any commission or other remuneration in connection with the offer, purchase or sale of the Offered Shares; and (e) has not received, directly or indirectly, any compensation in connection with the transaction contemplated by this Agreement other than the advisory fees payable pursuant to the investment advisory agreements entered into between Adviser and each Account in the ordinary course of the Adviser's business as a registered investment adviser.

          3.3    None of (a) the Adviser and its affiliates (as defined under the Securities Exchange Act of 1934, as amended) (each an "Affiliate" and collectively, the "Affiliates"), (b) to the knowledge of the Adviser, any Account and its Affiliates, or (c) to the knowledge of the Adviser, the Adviser and its Affiliates and the Accounts and their respective Affiliates considered as a whole, is: (i) a "Related Party" (as such term is defined in Rule 312.03(b) of the Rules of the New York Stock Exchange, Inc. (the "NYSE")) of the Corporation; (ii) a subsidiary, affiliate or other closely related person of a Related Party of the Corporation; (iii) a holder of an interest equal to or more than either five percent of the number of shares of issued and outstanding (calculated in accordance with Rule 312.04(c) of the NYSE) common stock of the Corporation or five percent of the "Voting Power Outstanding" (as such term is defined in Rule 312.04(e) of the Rules of the NYSE) of the Corporation; or (iv) a company or entity in which a Related Party of the Corporation has a substantial direct or indirect interest (as such terms are used in Rule 312.03(b)(3) of the Rules of the NYSE).

          3.4    Contemporaneous with or prior to receiving this Agreement, the Adviser received the Base Prospectus and prior to executing and delivering this Agreement, the Adviser received the Prospectus. Other than the Prospectus, neither the Adviser, any of its Affiliates nor to the knowledge of the Adviser, the Accounts or their respective Affiliates has received any other prospectus or written offering material relating to the Offered Shares, whether from the Corporation or any underwriter or placement agent.

          3.5    The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Adviser of this Agreement have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Adviser and constitutes the legal, valid and binding obligation of the Adviser and the Accounts, enforceable against it and them in accordance with its terms.

          3.6    The execution, delivery and performance of this Agreement do not and will not (with or without the passage of time or the giving of notice): (a) violate or conflict with the organizational documents of the Adviser or, to the knowledge of the Adviser, any Account; (b) violate or conflict with any law binding upon the Adviser or, to the knowledge of the Adviser, any Account; (c) violate or conflict with the investment policies of any Account agreed upon by the holder of such Account and the Adviser; or (d) require any consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party to be obtained or made by the Adviser or, to the knowledge of the Adviser, any Account.

        4.    Corporation's Representations and Warranties.    The Corporation represents and warrants to the Adviser that the following statements are true and correct on the date hereof and will be true and correct on the Closing Date.

          4.1    The Registration Statement has been declared effective by the Securities and Exchange Commission (the "SEC").

          4.2    To the Corporation's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the SEC.

          4.3    The Corporation has delivered the Prospectus to the Adviser. Other than the Prospectus, the Corporation has not delivered to the Adviser or any of its Affiliates any other prospectus or written offering material relating to the Offered Shares, whether directly or through any underwriter or placement agent.

          4.4    The Registration Statement, in the form in which it became or becomes effective and also in such form as it may be when any post-effective amendment thereto shall become effective and the Prospectus and any amendment or supplement thereto, when filed with the SEC, complied or will comply in all material respects with the provisions of the Securities Act and the rules promulgated thereunder.

          4.5    The Offered Shares are duly authorized for issuance and, upon payment of the Purchase Price as contemplated by this Agreement, will be validly issued and fully paid and non-assessable and will conform in all material respects to the description thereof set forth in the Prospectus.

          4.6    The Corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          4.7    The Corporation has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Corporation of this Agreement have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Corporation and constitutes the legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms.

          4.8    The execution, delivery and performance of this Agreement do not and will not (with or without the passage of time or the giving of notice): (a) violate or conflict with the articles of incorporation or bylaws of the Corporation; (b) violate or conflict with any law binding upon the Corporation; (c) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Corporation is a party, or by which it or any of its assets are otherwise bound; (d) result in the creation of any encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract to which the Corporation is a party or by which its assets are otherwise bound; or (e) require any consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party, except for the filing of the Registration Statement and the Prospectus with the SEC.

        5.    Conditions to Adviser's Obligations.    The obligations of the Adviser (on behalf of the Accounts) are subject to the satisfaction or waiver of the following conditions:

          5.1    Receipt by the Adviser from the Corporation of notice from the NYSE that the Offered Shares have been duly listed on such exchange, subject to notice of issuance;

          5.2    No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding, investigation or other inquiry with respect to the Offered Shares or the Registration Statement has been initiated or threatened by the SEC;

          5.3    The Adviser has received an officer's certificate from the Corporation dated as of the Closing Date stating that, as of the Closing Date, (a) the representations and warranties set forth in Section 4 are true and correct in all material respects as of the Closing Date;

          5.4    The issuance and sale of the Offered Shares as contemplated hereby does not violate any federal or state law, rule or regulation; and

          5.5    The Corporation has filed the Prospectus with the SEC under Rule 424(b) promulgated under the Securities Act.

        6.    Conditions to Corporation's Obligations.    The obligations of the Corporation are subject to the satisfaction or waiver of the following conditions:

          6.1    Receipt by the Corporation of notice from the NYSE that the Offered Shares have been duly listed on such exchange, subject to notice of issuance;

          6.2    No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding, investigation or other inquiry with respect to the Offered Shares or the Registration Statement has been initiated or threatened by the SEC;

          6.3    The issuance and sale of the Offered Shares as contemplated hereby does not violate any federal or state law, rule or regulation; and

          6.4    The Corporation has received an officer's certificate from the Adviser dated as of the Closing Date stating that the representations and warranties set forth in Section 3 are true and correct in all material respects as of the Closing Date.

        7.    Corporation Covenant    The Corporation will use commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 5.

        8.    Adviser Covenant.    The Adviser will use commercially reasonable efforts to satisfy the conditions to Closing set forth in Section 6.4.

        9.    Termination.    Either party hereto may terminate this Agreement if the conditions set forth in Sections 5 and 6 are not satisfied or waived by 5:00 P.M. New York time on March 31, 2004 (or such later date and/or time agreed upon by the Corporation and the Adviser). Upon any such termination, the provisions of this Agreement (other than this Section 9) shall be of no further force or effect and neither the Corporation, the Adviser nor any of the Accounts shall have any rights or obligations under this Agreement (except as provided in this Section 9).

        10.    Notices.    All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

      if to the Corporation, to:

      CRIIMI MAE Inc.
      11200 Rockville Pike
      Rockville, MD 20852
      Attention: Chief Financial Officer

    with a copy (which shall not constitute notice) to:

      Venable LLP
      Two Hopkins Plaza—Suite 1800
      Baltimore, MD 21201-2978
      Attention: Thomas D. Washburne, Jr., Esq.

    or to such other person at such other place as the Corporation shall designate to the Adviser in writing; and

      if to the Adviser:

      Pilot Advisors, L.P.
      220 East 42nd Street
      29th Floor
      New York, NY 10017
      Attention: Arthur Winston

    with a copy (which shall not constitute notice) to:

      Goodkind Labaton Rudoff & Sucharow LLP
      100 Park Avenue
      New York, NY 10017-5563
      Attention: Michael Grandis

    or to such other person at such other place as the Adviser shall designate to the Corporation in writing.

        11.    Other Matters.    This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Corporation and the Adviser. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to the laws relating to conflicts of laws of such state) and the federal laws of the United States of America. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the parties parties.

[The next page is the signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CRIIMI MAE Inc.
By:
Name:
Title:
PILOT ADVISORS, L.P.
By:
Name:
Title: